EXHIBIT (1)


                           COMCAST CORPORATION ANNOUNCES
                       PRIVATE OFFERING OF DEBT SECURITIES OF
                         COMCAST CABLE COMMUNICATIONS, INC.


Philadelphia, PA--April 16, 1997: Comcast Corporation announced today that its wholly-owned subsidiary, Comcast Cable Communications, Inc. ("Comcast Cable") intends to offer approximately $1.0 billion of notes (the "Notes") through a 144A offering with Registration Rights.

      The Notes will be obligations of Comcast Cable and will not be obligations of, nor guaranteed by, Comcast Corporation. The interest rate and certain other terms of the Notes have not yet been determined and will be based on market conditions at the time of pricing. There can be no assurance that acceptable terms will be reached or that the offering will be consummated.

      The private offering of the Notes will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), and will be made in reliance on exemptions from the registration requirements of the Securities Act. The Notes may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements under the Securities Act.

      Comcast Cable anticipates using the net proceeds from the offering to repay existing borrowings by its subsidiaries. The balance, if any, will be used for general corporate purposes.

      Comcast Corporation is principally engaged in the development, management and operation of wired telecommunications including cable television and telephone services; wireless telecommunications including cellular, personal communications services and direct to home satellite television; and content through principal ownership of QVC, the world's premier electronic retailer, through C3 (Comcast Content & Communication), through majority ownership of Comcast-Spectacor and controlling interest in E! Entertainment and through other programming investments. The Company's consolidated and affiliated operations serve over ten million customers worldwide.

      Comcast's Class A and Class A Special Common Stock are traded on The Nasdaq Stock Market under the symbols CMCSA and CMCSK, respectively.


FOR FURTHER INFORMATION CONTACT:

      William E. Dordelman
      (215) 981-7550